EXHIBIT 99.1

VICON REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED DECEMBER 31, 2016

HAUPPAUGE, N.Y. - February 17, 2017 - Vicon Industries, Inc. (NYSE MKT: VII), a global producer of end-to-end security solutions, today announced its financial results for its first fiscal quarter ended December 31, 2016.

Vicon’s CEO John Badke said, “The Company’s results for the quarter reflect a continuing reliance upon a legacy product offering. However, the Company recently launched the first version of its long awaited Valerus video management system (VMS) platform, which is expected to serve as the core foundation for Vicon’s long term technology vision. Significant enhancements to this platform, as well as to the Company’s camera line, are planned for release through the end of fiscal 2017. We believe that the release of our enhanced Valerus VMS platform and camera line will improve the Company’s market competitiveness, ultimately resulting in significant improvements in our operating results. Our new and enhanced product line offering will be featured at the security industry’s largest annual trade show in early April, where we expect it to garner much attention along with our broader technology vision.

As previously announced, the Company is currently evaluating additional funding options and strategic alternatives to finance its aggressive technology roadmap and growth initiatives over the upcoming twelve month period. The Company will consider all future cost cutting measures that will not impact its market competitiveness or delay critical planned new product launches.”

First Quarter Fiscal 2017 Financial Results

Revenues for the first quarter of fiscal 2017 decreased 39% to $6.6 million as compared to $10.9 million in the first quarter of fiscal 2016. The $4.3 million decrease in the current quarter included a $3.0 million, or 35%, decrease in sales in the Americas market and a $1.3 million, or 56%, decrease in EMEA market sales. Revenues weakened across all market segments due principally to a continuing reliance on legacy product offerings and the continuing market effects of previously reported camera line issues. Order intake for the current quarter decreased $5.9 million to $5.8 million as compared to $11.7 million in the first quarter of fiscal 2016.

Gross profit margins were 38.9% for the first quarter of fiscal 2017 as compared to 39.3% for the first quarter of fiscal 2016. Current quarter margins were negatively impacted by fixed overhead costs relative to reduced sales. Operating expenses for the first quarter of fiscal 2017 decreased $1.4 million to $3.8 million compared with $5.2 million in the first quarter of fiscal 2016 due to ongoing selling, general and administrative cost reduction initiatives.

Net loss for the first quarter of fiscal 2017 was $1.3 million, or $.14 per basic and diluted share, as compared to a net loss of $977,000, or $.10 per basic and diluted share, in the first quarter of fiscal 2016.

About Vicon

Vicon Industries, Inc. (NYSE MKT: VII) is a global producer of video management systems and system components for use in security, surveillance, safety and communication applications by a broad range of end users. Vicon’s product line consists of various elements of a video system, including video management software, recorders and storage devices and capture devices (cameras). Headquartered in Hauppauge, New York, the Company also has offices in Yavne, Israel; the United Kingdom and San Juan Capistrano, California. More information about Vicon, its products and services is available at www.vicon-security.com.

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to (i) our restructuring plan expectations, (ii) our technology, new product launch and market channel plans and (iii) our future cash flow and strategies. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward looking statements. These risks and uncertainties include, but are not limited to: our need for additional financing; our ability to manufacture and develop effective products and solutions; current and future economic conditions that may adversely affect our business and customers; potential fluctuation of our revenues and profitability from period to period which could result in our failure to meet expectations; our ability to maintain adequate levels of working capital; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to expand our product offerings or to develop other new products and services; our ability to generate sales and profits from current product offerings; rapid technological changes and new technologies that could render certain of our products and services to be obsolete; competitors with significantly greater financial resources; introduction of new products and services by competitors; challenges associated with expansion into new markets; failure to stay in compliance with all applicable NYSE MKT requirements that could result in a delisting of our common stock; and, other factors discussed under the heading "Risk Factors" contained in our Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 29, 2014. All information in this press release is as of the date of the release and we undertake no duty to update this information unless required by law.

Contact:
Vicon Investor Relations
Cindy Schneider
Tel: (631) 650-6201
Email: IR@vicon-security.com

-Financial Tables on Following Pages-

Table of Operations

Vicon Industries, Inc.
Condensed Statements of Operations

	(Unaudited)
	Three Months Ended
	December 31,
	2016	2015
Net sales	$6,605,000	$10,881,000
Gross profit	2,572,000	4,271,000

Operating expenses:
Selling, general and administrative expense	2,681,000	3,930,000
Engineering and development expense	1,140,000	1,318,000
Total operating expenses	3,821,000	5,248,000

Operating loss	(1,249,000)	(977,000)

Loss before income taxes	(1,302,000)	(977,000)
Income tax expense	—	—
Net loss	$(1,302,000)	$(977,000)

Loss per share:
Basic	$(.14)	$(.10)
Diluted	$(.14)	$(.10)

Shares used in computing loss per share:
Basic	9,348,000	9,331,000
Diluted	9,348,000	9,331,000